Exhibit 10.1

July 28, 2025

Darrell W. Chambliss

3 Waterway Square Place, Suite 110
The Woodlands, Texas  77380

Re:	The Waste Connections US, Inc. Separation Benefits Plan

Dear Darrell:

This letter agreement (this “Letter Agreement”) relates to the Separation Benefits Plan (and Summary Plan Description) of Waste Connections US, Inc., a Delaware corporation (the “Company”), effective July 24, 2018 (as Amended and Restated July 26, 2022) (the “Plan”).

You were previously designated as a participant in the Plan (a “Participant”), most recently pursuant to a letter agreement effective as of July 25, 2019, as amended by that certain Addendum dated November 10, 2022 (the “Prior Agreement”), and have been eligible to receive the severance and change in control benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. Pursuant to Section 10 of the Plan, you applied for designation as a Fixed Term Participant, which designation has been recommended by the Chief Executive Officer of Waste Connections, Inc. (the “Parent”) and approved by the Compensation Committee of the Parent’s Board of Directors. Effective as of August 9, 2025 (the “Participant Effective Date”), this Letter Agreement amends and restates the Prior Agreement in its entirety and sets forth, among other things, the terms of your employment during the period from the Participant Effective Date to February 28, 2029 (the “Fixed Term”). The terms and conditions applicable to you as a Fixed Term Participant are described in this Letter Agreement and the Plan. You should review the Plan carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

1.	that you have voluntarily requested designation as a Fixed Term Participant under the Plan’s terms;

2.	that you have received and reviewed a copy of the Plan;

3.	that terms not defined in this Letter Agreement but beginning with a capital letter have the meaning assigned to them in the Plan;

4.	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Sections 5, 6 and 13 of the Plan) and the terms set forth below; and

5.	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan and to be designated as a Fixed Term Participant. Your continued participation in the Plan, and your change in status under its terms, will be effective upon your signing and returning this Letter Agreement to the Company within thirty (30) days of your receipt of this Letter Agreement.

You and the Company (hereinafter referred to as the “parties”) hereby AGREE as follows:

1.	Positions and Responsibilities. During the Fixed Term, you will be directly employed by the Company and will serve as Senior Advisor for the Company and the WCI Group. You will devote your attention, energies and abilities in that capacity to specific requests and projects, at the direction of the Parent’s Chief Executive Officer (the “CEO”), his designee, and/or the Parent’s Board of Directors (the “Board”). In addition, during the Fixed Term, you will perform such other duties as the CEO or the Board may reasonably assign to you from time to time, and you will be assigned to provide such services at the Company’s offices in The Woodlands, TX or such other location as you and the CEO may agree. You will devote such time and attention to your duties as are reasonably necessary to the proper discharge of your responsibilities hereunder. You agree to perform all duties consistent with: (a) policies established from time to time by the WCI Group; and (b) all applicable legal requirements. For purposes of the Plan, you are hereby designated as a President/EVP Participant.

2.	Compensation, Benefits and Reimbursement of Expenses.

a.	Base Salary. The Company hereby agrees to pay you an annual base salary of Fifty Thousand Dollars ($50,000) (“Base Salary”). Your Base Salary will be payable in accordance with the Company’s normal payroll practices, and your Base Salary is subject to withholding and social security, unemployment and other taxes. Further increases in Base Salary will be considered by the Board.

b.	No Bonus or Equity Award Eligibility. During the Fixed Term, you will not be Bonus or Equity Award eligible. Your designation as a Fixed Term Participant will not, however, modify the terms and conditions of any Equity Awards issued to you prior to the Participant Effective Date.

c.	Other Benefits. You will be entitled to paid annual vacation on the same basis as other employees of the Company of similar rank. You also will be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

d.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse you for all reasonable travel and other expenses incurred by you in connection with the performance of your duties on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

3.	Severance and Change in Control Benefits.

a.	Termination without Cause. If your employment is terminated by the Company without Cause, the Company will pay you, in lieu of any payments under Section 4 of the Plan for the remainder of the Term, a Severance Amount equal to 2.99 times your Base Salary as of the Date of Termination. This amount will be paid in accordance with Section 7(b) of the Plan, in addition to any other payments specified therein.

b.	Payments on Change in Control. If a Change in Control occurs during the Term and your employment with the Company is terminated by the Company without Cause within two (2) years after the effective date of the Change in Control, then you will be entitled to receive and the Company agrees to pay to you, in lieu of payments under Section 4 of the Plan for the remainder of the Term, a Severance Amount equal to 2.99 times your Base Salary as of the Date of Termination. This amount will be paid in accordance with Section 11(a) of the Plan, in addition to any other payments specified therein.

c.	Additional Benefits. In addition to the Severance Amount specified in Sections 3(a) and (b) above, for two years following your termination of employment for the reasons specified under either of those Sections, the Company shall make available to you and your eligible dependents coverage under the Company’s group medical insurance (including group health, dental, and visions benefits) (which shall be concurrent with any health care continuation benefits to which you or your eligible dependents are entitled under Consolidated Omnibus Budget Reconciliation Act (also known as “COBRA”)); provided, however, that you shall be obligated to pay the Company for the portion of the premiums for such coverage on an after-tax basis equal to the amount paid by active employees for such coverage (the “Medical Insurance Benefit”). Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Internal Revenue Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Medical Insurance Benefit shall terminate and you shall not be eligible to receive any further benefits related to the Medical Insurance Benefit other than as otherwise required by applicable law.

4.	Change in Control. For purposes of this Letter Agreement, in addition to the events described in the definition of “Change in Control” in Section 28(f) of the Plan, a Change in Control shall also occur if:

a.	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the outstanding voting securities of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations;

b.	there is a reorganization, merger or other business combination of a subsidiary of Parent that owns all or substantially all of the WCI Group’s United States operations with any other corporation, other than any such merger or other combination that would result in the voting securities of the subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the subsidiary or such surviving entity outstanding immediately after such transaction; or

c.	there is a direct or indirect sale, lease, exchange or other transfer (in one transaction or a series of related transactions) by the WCI Group of all, or substantially all, of its United States operations.

5.	Right to Other Payments. In consideration of becoming eligible to receive the severance and change in control benefits provided under the terms and conditions of the Plan, in addition to providing the waiver required by Section 7(e) or Section 8(c) of the Plan, as applicable, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement.

6.	Entire Agreement. You understand that the waiver set forth in Section 5 above is irrevocable and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein. You agree and acknowledge that this Letter Agreement and the Plan supersede and replace the Prior Agreement.

7.	Survival. Your participation in the Plan will continue in effect following any termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

8.	Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile, telecopy or other reproduction of this Letter Agreement may be executed by one or more parties and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of each such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes.

9.	Miscellaneous. This Letter Agreement and the Plan set forth the entire agreement between the WCI Group and you concerning the subject matter described herein, and fully supersede any and all prior oral or written agreements, promises or understandings between the WCI Group and you concerning the subject matter described herein including, without limitation, any acceleration provisions set forth in any agreement evidencing an Equity Award held by you. Further, you represent and acknowledge that in executing this Letter Agreement, you do not rely, and have not relied, on any prior oral or written communications by the WCI Group, and you expressly disclaim any reliance on any prior oral or written communications, agreements, promises, inducements, understandings, statements or representations in entering into this Letter Agreement. Therefore, you understand that you are precluded from bringing any fraud or fraudulent inducement claim against the WCI Group associated with any such communications, agreements, promises, inducements, understandings, statements or representations. The Company and you are entering into this Letter Agreement based on each party’s own judgment.

10.	Execution. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 21 of the Plan.

[Remainder of page left intentionally blank. Signatures to follow.]

IN WITNESS WHEREOF, the parties have executed this Letter Agreement, which shall be deemed effective as of the Participant Effective Date.

WASTE CONNECTIONS US, INC.

	By:	/s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
President and Chief Executive Officer

PARTICIPANT

/s/ Darrell W. Chambliss
Darrell W. Chambliss